Exhibit 99.1

Cemtrex

First Quarter 2017 Financial Results

February-23-2017

Confirmation # 13655925

CEMTREX

First Quarter 2017 Financial Results

February-23-2017

Confirmation # 13655925

Operator: Greetings, and welcome to the Cemtrex First Quarter 2017 Financial Results Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the call, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded. Now I would like to turn the call over to Robert Haag, Managing Director at IRTH Communications. Mr. Haag, you may begin.

Mr. Robert Haag: Good morning, everyone. I’d like to welcome all of you to Cemtrex First Call—Quarter 2017 Financial Conference Call. With us today are Cemtrex Chairman, Chief Executive Officer, and President, Saagar Govil; and Aron Govil, Founder and Director of the company. Because management understands how busy you all are and appreciates that you have made time for this call. We will read the Safe Harbor statements at the conclusion of the Q&A session. I will now turn the call over to Cemtrex CEO, Saagar Govil, who will give an overview of the company’s business activities and developments during the first quarter of 2017, and then the company’s first quarter results. After that, Saagar will provide some concluding remarks. We will then open the call for Q&A. Saagar?

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Mr. Saagar Govil: Thank you, Robert. Hello, everyone, and thank you all for joining our call today to discuss the company’s first quarter 2017 financial results and business outlook. This is the company’s first conference call, and we are looking forward to continuing this regularly each quarter now. I would like to start with some highlights, and then we’ll go over the financials, and then I will follow up with a more in-depth update.

In the three months ended December 21st, 2016, Cemtrex maintained its strong record of growth. As many of you already know, by focusing on niche services within the electronics manufacturing services and industrial products and services division, we have generated a five-year, 33 percent revenue category. During the first three months of fiscal 2017, net sales increased by 121 percent to 29.4 million from 13.3 million. On the higher revenue base, the company registered 103 percent increase in net income and 56 percent annual advance in EPS for fiscal year 2017 Q1.

To fuel future organic growth, we have focused on high-growth niches, new product development, and global emerging markets. By focusing on multiple industries with a healthy exposure to emerging markets, Cemtrex has managed to diversify its risk while positioning itself for long-term growth. The company is also continuously exploring strategic M&A opportunities and partnerships to enhance our growth outlook. In fiscal year 2016, we have made two major acquisitions. Their roughly 55 million annualized revenue contribution, combined with our existing operations, helped push Cemtrex to over 93 million in total sales in fiscal 2016, and we are optimistic about our 2017 prospects.

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With the recent rights offering completed, we are now well-positioned to pursue more acquisitions this coming year. Compare this to the 47 million in revenues that Cemtrex generated in all of 2014, and you can see how much progress Cemtrex has mad in its commitment to increasing its top line while delivering value to our shareholders in the form of 25 straight profitable quarters.

Cemtrex’s electronics manufacturing services division has experienced dramatic growth this past year. Cemtrex’s products are used in a variety of industries, including wearable devices, automobiles, telecommunications, industrial products, appliances, home automation, industrial automation, and medical devices. Many of our customers are an industry that are expanding rapidly [sic], and we expect to benefit from that growth. Cemtrex is focused on building relationships with market leaders and customers with high-growth potential in growing markets such as automotive electronics, medical devices, and wearables.

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In 2016, in our EMS division, we produced more than 300 different products for more than 50 customers, such as Harman International, AVB, and Schneider Electric. We have strengthened and grown our market share in Germany through the acquisition of Periscope. Periscope, now operating under our ROB Cemtrex brand, is focused on EMS for major automotive producers, primarily Tier 1 suppliers as well as for, uh, telecommunications, industrial goods, luxury consumer products, display technology, and other OEMs.

Periscope has more than 35 years of operating experience under prior owners, like Siemens and Flextronics. The Periscope acquisition also gives Cemtrex a strong footing in the dynamic automobile industry, which is undergoing rapid technology change, with Cemtrex poised to be a significant beneficiary of this evolution and disruption. The automotive electronics market is expected to be 350 billion by 2023, up from 185 billion in 2015, according to Global Market Insights.

Our opportunities in this space reflect anticipated growth globally. New Venture Research predicts the EMS industry at 621 billion in 2019, up from 460 billion in 2014, as more companies rely on outsourcing electronics manufacturing. ECS Insights projects the wearable device market to reach 34 billion by 2020. IDTechEx forecasts it will reach 75 billion by 2025. Research in markets estimates that the industrial control and factory automation market will reach 20—uh, 200 billion by 2020, which represents an annual growth rate of 6 percent.

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Looking at the other side of our business, Cemtrex is also growing in the industrial products and services space, able to capitalize on many compelling market opportunities. Cemtrex provides industrial contracting services, along with a complete line of industrial air filtration, environmental control equipment, and monitoring systems for industrial applications and compliance with environmental regulations.

Our equipment is used for industries such as chemical, environmental, natural gas, pipelines, cement, steel, food, construction, mining, and petrochemicals. Emerging economies where robust industrial expansion is occurring offer significant prospects for us over the long term. From South America, the Middle East, and Asia, we’re seeing industrial growth taking place in all the industries I just mentioned. As this growth continues, we look to capitalize on marketing our products and services to these industries globally.

Cemtrex also completed the acquisition of Advanced Industrial Services, a 30-year-old, broad-based industrial services company producing 23 million in average annual revenues. AIS is well-known over the years since its inception in 1984, and it has been one of the market leaders in installing high-precision equipment in a wide variety of industrial markets, such as manufacturing, printing and graphics, industrial automation, packaging, chemicals, and many others. AIS also has experience in installing industrial air filtration equipment, similar to the equipment sold by Cemtrex through its existing business operations.

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As I noted earlier, these two new businesses contributed a combined more than 55 million new annualized revenue as well as key industry customers and experienced, talented personnel. Our goal ultimately at Cemtrex is to maintain our strong growth while remaining profitable. We are planning additional expansion in the US and other markets in the future as we look to broaden our capabilities. To fund our planned growth initiatives, we recently conducted a rights offering, rating—raising total gross proceeds of 14 million before expenses.

Cemtrex’s Series 1 preferred shared and Series 1 warrants, which the company issued in the rights offering, now trade on NASDAQ capital markets, under the respective symbols CETXP and CETXW. We are also pursuing now new acquisitions with these new funds that are available and are optimistic that with these new proceeds, we will be able to continue growing our business well into the future.

We will now shift our attention to the financials. As I noted earlier, during the first three months of fiscal 2017, net sales increased by 121 percent to 29.4 million, from 13.3 million. Our industrial products and services group’s revenues increased by approximately 5.3 million, or 68 percent, to approximately 13.2 million from 7.8 million for the three months ended December 31st, 2015. This increase was primarily due to the acquisition of AIS in December 15, 2015.

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Our EMS group’s revenues for the three months ended December 31st, 2016, increased by 10.7 million approximately, or 196 percent, to 16.1 million from 5.45, uh, million, approximately for the three months ended December 31st, 2015. The primary reason for the increased sales was due to the acquisition of Periscope and the execution of in-house orders delayed during the prior quarter, as compared to the same quarter a year ago.

The shipments were delayed since some customers had to put on hold taking delivery of certain shipments due to their own internal production issues. Gross profit for the first quarter fiscal 2017 was approximately 9.69 million. This represented 150 percent increase from gross profit of 3.8 million approximately recorded for the three months ended December 31st, 2015. The gross profit margin was 33 percent of revenues, as compared to 29 percent of revenues, for the three months ended December 31st, 2015. The gross profit percentage increase in the three months ended December 31st, 2016, compared to the same period in the prior year primarily reflected the mix of products and services—mix of products shipped and services offered during these respective quarters.

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It’s important to note that the company’s gross profit margins will vary from product to product and customer to customer, depending on the product and service offering. Operating expenses for the three months ended December 31st, 2016, increased approximately 4.3 million, or 126 percent, to 7.7 million approximately from—up from 3.4 million for the three months ended December 31st, 2015. Operating expenses as a percentage of revenue was 26 percent of revenues for the three month period ended December 31st, 2016, and December 31st, 2015. The increase in operating expenses was due to the operating expenses of newly acquired business AIS and Periscope.

Interest and other income or expenses for, uh, the first quarter of fiscal 2017 was, um, an expense of $338,894, as compared to, uh, income of $175,000 approximately for the first quarter of fiscal 2016. The expense was due primarily to interest on the acquisition loans for AIS and interest on convertible notes payable. During the first quarter of fiscal 2017, we record an income tax provision of $240,987, compared to an income tax benefit of $500,174, for the first quarter of fiscal 2016. The provision for income tax is based upon the projected income tax from the company’s various US and foreign subsidiaries that are subject to their respective income tax jurisdiction.

The company had net income of 1.4 million approximately, or 5 percent of revenues for the three month period ended December 31st, versus $692,295 or 5 percent of revenues for the three months ended December 31st, 2015. Net income, the first quarter, increased as compared to net income in the prior year period due largely to the, uh, new acquisitions of AIS and Periscope. That concludes the financial results for fiscal year 2017 Q1.

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Before we open the call for questions, I want to take a moment to address the malicious, false, and misleading blog post which appeared on Seeking Alpha yesterday. While we moved quickly to respond to this attack by issuing a public statement, I feel it is also necessary to address it again here today. As we made clear in our press release yesterday, we believe the contents of the blog post offered by an admitted short seller, Richard Pearson, are false, misleading, and damaging. We have moved quickly now to engage legal counsel and begin the process of notifying the SEC as well as initiating litigation against the author and his cohorts.

On the guidance of counsel, we will refrain from answering specific questions related to the blog post on today’s call. However, as the CEO of Cemtrex, I feel compelled to address the most disturbing fabrication from yesterday’s attack on the company and its shareholders. Since 2014, our auditor has been Bharat Parikh & Associates. They are a PCAOB registered auditor and have been since July of 2011. A quick search on the PCAOB Website, PCAOBUS.org, for Bharat Parikh & Associates will provide you with the company’s details, including the address of their headquarters, which are in India, and their PCAOB ID number, which is 5200.

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Furthermore, I want to remind our shareholders that Bharat Parikh & Associates was actually our auditor of record when we secured more than $15 million of commercial bank loans for major US and European banks. Because of the intense due diligence commercial banks place on borrowers, this could only have been possible with a credible auditing firm and a solid corporate governance platform in place at Cemtrex.

Additionally, we also use three auditing firms to fully audit each of our subsidiaries as required by our banking covenants. We use DHMP in Europe, Stambaugh Ness in the US, and Vince Kwok [sp] in Asia. The total audit fees paid by the company in the last fiscal year was $95,000. This irresponsible attack on our accounting standards is just one of many misleading statements fabricated by this short seller to fulfill a narrative that serves just one purpose, to reap personal financial gain by manipulating the value of our shares downward, thereby profiting from the losses incurred by our shareholders, many of who [sic] are on this call today.

For those of you that feel victimized by yesterday’s fraudulent and deceitful attack on our corporate credibility, I am with you, and I assure you that we will fight these shameless profiteers. You can see from the proxy statements of the company that no shares were sold by Aron or me, except for the shares sold by Ducon, an entity controlled by Aron in which he filed a Form 144, and it was disclosed and sold shares for Ducon in the ordinary course of business.

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Ducon also bought over 300,000 units of preferred shares on the same terms as all other investors in the recent rights offering. We are certain that given our recent acquisitions, our robust growth, and strong financial performance, Cemtrex today presents an even more attractive investment opportunity than at any time in the past. And we are confident that many investors will also see the same.

I want to reiterate that both Aron and I will be making open market purchases of our shares in the upcoming days and that everyone will soon see these required disclosures and reporting forms filed with the SEC. With that, I would like to open it up for questions. Um, so, turn it back over to Robert.

Mr. Robert Haag: Actually, Operator, I think you can take it from here. So—.

Operator: —Thank you—.

Mr. Robert Haag: —We’ll open the call for you.

Operator: Thank you. If you would like to ask a question on today’s call, please press star-one from your telephone keypad, and a confirmation tone will indicate your line is in the question queue. You may press star-two if you would like to remove your question from the queue. For participants that will be using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment please while we poll for questions.

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Once again, that’s star-one as a reminder to ask a question today. Our first question is from the line of John Nobel [sp] with Heiglitch [sp]. Please go ahead with your question.

Mr. John Noble: Hi. Good morning, Saagar. In regard to the recent raised $14 million now on the balance sheet, you mentioned, uh, it allows you to consider, uh, future acquisitions. Uh, I remember I think was late October, early November you were, uh, thinking about acquiring an electronics manufacturer at that time. I haven’t really seen anything yet, so I was hoping you might be able to provide an update on, uh, that particular acquisition? Is that still in the cards, or, uh, if it is going to happen, if hopefully you can give us a timeframe of, uh, when you think this may happen?

Mr. Saagar Govil: Great. Uh, well, thank you for that question, John. Um, so, it’s a great question. Uh, so, regarding that potential acquisition, uh, it was the, uh, company located in Silicon Valley with a subsidiary in India. Uh, so, as we were getting more and more into the due diligence, um, you know, there were more—uh, it appeared that it would require more effort on our part. And, uh, at the same time, uh, we were completing our rights offering. We were presented with a few new opportunities that were actually more attractive, uh, as opportunities. So, we’ve put that acquisition on hold as we evaluate a few other opportunities. Um, and, you know, we will be re-evaluating it now that the, uh, the rights offering has been concluded. And we look to see, um, you know, how some of these new opportunities in front of us, work out as we, um, learn more about them.

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Mr. John Noble: Great. And, uh, I wanted to bring up another question on, uh, well, it took effect in November, the, uh, Paris Climate Treaty. And I’m just curious, um, on your end there if you’ve seen any pickup in interest, uh, relating to this particular treaty. I mean it took effect. Uh, you know, I mean nothing I know has to be, uh, purchased or done. But, it’s just a starting point. So, is there anything to—you might be able to report on in regard to this treaty at this point?

Mr. Saagar Govil: Um, well, it’s an interesting time because of, uh, where US policy is headed right now, obviously.

Mr. John Noble: Um-hmm.

Mr. Saagar Govil: Uh, but, it’s—um, it seems that the international pressure in particularly China, um, hasn’t backed away from this. And, uh, I think what I’m hearing and what we’re hearing is that, um, you know, if China continues to apply pressure that, you know, the US has to stick with this, uh, in the background, then, um, I expect that, uh, the US will not, um, leave from this agreement. But, it’s certainly unclear where things stand, and there hasn’t been really, um, a clear communication from the US as far as where things stand. Uh, so—but, we’ve seen communication coming out of China that, um, suggests that they will still implement a carbon, uh, trading market toward—by—before the end of the year.

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Uh, and so, those plans are still in place until we hear otherwise. So, um, we’re looking at that, and we’re looking at, um, some ways to at least have exposure to some of those opportunities if the US is—um, moves slower on this than the rest of the world.

Mr. John Noble: Okay. And, uh, you spoke about, uh, a press release a month or so ago. There’s an electronics manufacturing plant you plan on building in India. I’m just curious if this is going to be used to serve existing customers, or do you see this actually as a means to gain new customers in that area?

Mr. Saagar Govil: Well, John, actually, we’re so—part of the strategy with that new facility to really, um, tap into manufacturing new analyzers. Um, and, uh, so, we have, uh, some new products for instrumentation, um, for going at—that serve various types of, uh, monitoring of gasses, like CO2, methane, uh, and others. And so, um, we’ve seen, uh, a strong demand in the Asian market. And, uh, and so, if we’re able to manufacture that in India, we think we’ll be able to service that market pretty, um, successfully. And so, that’s really the focus for that, is to, um, is to successfully manufacture that product and for that region.

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And, um, you know, we have, uh, an exciting product roadmap that we plan to, um, release some more products in the future, um, to go along with the first analyzer that we’re—we now manufacture. And so, as we, uh, as we continue to employ that facility, we’ll be able to, um, support us in that, um, endeavor.

Mr. John Noble: Okay. And this plant, uh, you anticipate margin improvement from this?

Mr. Saagar Govil: Yes, that’s right.

Mr. John Noble: Okay. Um, what about a, uh—the cost? Uh, CapEx in regard to this thing, I know you’re looking at, uh, say a year or two, uh, from start to completion. Uh, could you give us an idea of what we could expect capital expenditure-wise?

Mr. Saagar Govil: Yeah. I think CapEx, um, is reasonable to assume, um, 1 million. Um, you know, it’s—it could be spread out over two years. And we’re also looking at financing. Um, and so, you know, as we—you know, we’re going to grow that facility in stages. Um, you know, it’s really, um, in planning. And we’re working on trying to get incentives for that right now, um, as there’s many incentives being offered by the, uh, Indian, uh, federal government. So, we’re looking at, um, you know, going through that proposal process and, you know, going through that. So, uh, it’s not clear whether that will be financed at this moment or whether that would have to be, um, you know, a cash outlay, um, in one shot over the next [unintelligible]—.

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Mr. John Noble: —Okay, but bottom line cost, you anticipate, uh, roughly about 1 million. I was anticipating more. That’s why I just wanted to nail that down, uh, roughly [unintelligible].

Mr. Saagar Govil: Well, I think, um—right, right. With the incentives, it comes down. So, I think, uh, you know, we’ve kind of planned that our, um, outlay to get that facility up and running would be—come out to about a million.

Mr. John Noble: Okay. Okay. And I don’t want to take up the whole call here. Just, uh, two quick questions, uh, in regard to, uh, let’s see. Oh, the tax rate, uh, first quarter tax rate, I saw that at a 15 percent rate. So, I just wanted to see if that was, uh, a fair rate to expect going forward, or, uh, is there an anomaly in this particular quarter?

Mr. Saagar Govil: Uh, you know, it’s, um—I think it’ll be between—uh, a little bit lower—I’m sorry—um, between 15 and 20. I think that’s probably, um, pretty fair at this point, uh, in terms of what to expect. Um, and so, that’s kind of where we are I think.

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Mr. John Noble: Okay. All right. I think you came off, uh, last year at about a 17 percent that—rate. That’s why I wanted to make sure, uh—.

Mr. Saagar Govil: —Right—.

Mr. John Noble: —What I should expect going forward. And just one last question. I apologize for taking up, uh, this time here. But, uh, the first quarter, let’s see. There was, uh, income tax of$241,000, which worked out to be about an annual rate of approximately 7 percent, which I thought was, um, a little on the high side for that quarter. You came off I think an average rate of I think about 4 percent in, uh—of interest expense for, uh, 20—uh, fiscal 2016. So, uh, I was just curious, uh, in this particular quarter why, um, the tax rate seemed to be as high as it was.

And looking at the debt that you have, uh, especially with any convertibles going away, uh, I see a long-term debt really, uh, in the 4.-whatever range, and, you know, the mortgage is at 3 percent. So, I just wanted to find out. Was there anything in particular in this quarter interest expense-wise that caused it to be at, uh, a higher rate than I anticipated?

Unidentified Man: Are you talking about interest rate or—?

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Mr. John Noble: —Yeah—.

Unidentified Man: —Tax rate?

Mr. John Noble: Well, the interest rate, uh, when I look at it, uh, let’s see. You did $241,000 in, um, interest—uh, excuse me, I’m sorry—interest expense. I’m sorry, not tax.

Mr. Saagar Govil: Yeah, that’s why I was getting a little confused, John. I’m sorry.

Mr. John Noble: Yeah. I apologize. I’m looking at—.

Mr. Saagar Govil: —[Unintelligible]. Yeah.

Mr. John Noble: I’m looking at the wrong line on the income statement here. Interest expense was $397,000, which on the average debt I think it was about a 7 percent annualized rate. So, it seemed to be, uh, higher than I anticipated in the quarter. Excuse me for looking at the tax rate. The income tax, uh, the interest expense, uh, 7 percent rate, you came off about a 4 percent rate, um, in all of 2016. And the long-term debt and the mortgage seems to indicate, uh, a rate definitely, um, uh, lower than 5 percent. So, I just wanted to know if there was anything in particular that caused this rate to be higher than I anticipated, uh, for this first quarter, the $397,000 in interest expense.

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Unidentified Man: I think it may have to do with convertible ventures or something, maybe interest rate on them, yeah, probably.

Mr. Saagar Govil: Yeah. It would probably be because of the, uh, the interest on the convertible to venture.

Mr. John Noble: Yeah. I know those are up, uh, 8 or 9—8 to 10 percent, but I anticipate that within a quarter or two, that high rate debt, uh, basically—.

Mr. Saagar Govil: —Would come down.

Mr. John Noble: Yeah.

Unidentified Man: That will go down. Yeah, that will go down. Yeah.

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Mr. John Noble: Okay. All right, because I—when I look at your long-term debt, I’m looking at the—you know, a rate in the 4.-whatever percent rate, and, you know, mortgage I think it about 3 percent. So that’s why that first quarter kind of threw me to see it that high. Okay. So—.

Unidentified Man: —I—no, you’re right. As a matter of fact, as we go further, the convertible to ventures will get converted, and—.

Mr. John Noble: —Right—.

Unidentified Man: —Interest will go down. Exactly, yes. Yes.

Mr. John Noble: Okay. And that would be I think a convertible to ventures, uh, within a quarter two, uh, should basically be eliminated, eliminating that high percentage debt. I just want to make sure.

Mr. Saagar Govil: That’s right.

Mr. John Noble: Okay. Great.

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Unidentified Man: Well, it may drag out, uh, depending on they have, uh, some time to convert. So, it may drag out for, uh, five, six months, yes.

Mr. Saagar Govil: Yeah. [Unintelligible].

Mr. John Noble: Yeah. Oh, yeah, within a quarter or two, that’s what I anticipated. All right.

Mr. Saagar Govil: Right.

Mr. John Noble: Great. Uh, thanks for taking my call. Um, I’ll, uh, get back in the queue and, uh, let others. Thank you.

Mr. Saagar Govil: Sure. Thanks, John.

Operator: The next question is from the line of Matthew Larson with Morgan Stanley. Please proceed with your question.

Mr. Matthew Larson: Hi. Thanks for, uh, taking my call. Um, I just got a question or two. Uh, you know, I think the whole issue about, uh, the, uh, the blogger, and, uh—is that, uh—you know, it’s a he said/she said sort of thing. And, uh, as you rightly pointed out, uh, there’s an agenda with these guys. They—you know, they take a position and in this case a short side—a short sell side. And they put out damaging information. And even if it turns out to be false or inaccurate, uh, they still win because, uh, the stock, you know, is halved essentially. And so, uh, they could move on. And, um, you know, the company, if, uh, if the accusations are inaccurate will presumably recover at some point. But, in the meantime, people are damaged.

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I mean I just look at your preferred stock that a bunch of people just bought at $10, and it’s trading at $5. And I don’t think they could have shorted that in front of it. So, it just tells me that people who invested, myself—uh, not myself personally, but I had, uh, some—a couple of clients that did so, all of a sudden are down by half. And if, uh, they were, you know, naturally panicked, which is typically, uh, typically a human, uh, response, then they’re out. Um, so, with that being said, um, uh, the real key is the, uh, the, uh, the auditing issue.

You addressed it, um, pointing out that the auditor uses—uh, is registered and that the, uh, headquarters are in India. Here’s my question. Uh, is that, uh, typical, um, for a company of your size and, uh, also the fact, you know, you are international? So, that kind of lends to it. But, is there a cost savings in doing that, or do other firms, uh, deal with firms that have, uh, headquarters and are domiciled overseas? Uh, and if so, uh, you know, can you comment on that to, uh, alleviate any concerns about, uh, about your auditor?

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Mr. Saagar Govil: Sure. Sure. Yeah. Sure. I can, um, provide a little bit more color. So, um, yeah, I—you know, I mean I think, uh, one of the things to understand, Matt, is that, uh, you know, we didn’t get here through any conventional means. Um, you know, we never hired an investment banker and said, “You know, go find us a company to buy.” Uh, and we’ve come a long way in a short period of time. We’ve grown very fast. So, um, you know, we don’t believe in, um, paying too much for virtually anything. Um, and that means bankers and auditors and so forth, lawyers. And so—and that’s been the culture about how we’ve been able to successfully grow our business.

We—and even with our acquisitions I think it’s a quite apparent that, um, you know, we are very selective and careful. But, when we do find something at the right price, we’ll go for it. So, uh, I think that’s how we’ve grown. Um, and I think for us, when we selected, uh, this firm, you know, ultimately, uh, you know, they, uh, demonstrated, uh, they had—they were, uh, capable of handling this work and, um, you know, and they were—you know, worked hand-in-hand with us, uh, to help us get our first acquisition done.

So, they have provided a lot of value, um, to us as a firm. And so, um, you know, for us, you know, the credibility issue is, um, you know, that’s been sort of brought on by, uh, this blogger. It’s, um, you know, it’s, uh, their perspective. And obviously because of legal, I can’t go into so much detail. But, you know, we are not, um—you know, we’ve had, um, a good relationship with them, a successful relationship. And so, uh, for us, it’s—it hasn’t been an issue. Um, but, you know, we’ve—you know. So, at this point—yeah?

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Unidentified Man: —Excuse, Saagar, if I could just say something, that, uh, you know, the focus is if you look at the opinion, the US operation was audited by Stambaugh Ness, okay, for your information, uh, Matthew. Uh, you know, Stambaugh Ness is a US company, for your information, okay? And, uh, the other full auditing firm [unintelligible] the complete audit. And now, the second is the German operation was audited by DHMP, okay, which is a very big firm also in Europe, if you can see that, okay?

So, these companies are—and then our Asian operation is audited by Vince Kwok, which is also a decent-sized firm. So, the question is it’s not just the [unintelligible] who’s doing the audit. We don’t have a one auditor here. We have a lot of auditors, and, uh, there is a relationship also, and it—when—as we grow, we have grown from 40 million to 90 million very fast. And if we keep growing, then we will look at everything, whether it’s legal advice, investment bankers, and even the auditors, you know? So, uh, as we move along, so it’s not just that we have one single auditor right now.

Mr. Matthew Larson: Okay. Great. And I, uh, I like hearing your comment about the fact that you recently, uh, were able to, uh, get, uh, I think you used 15 million as the number of some loans from a number of banks. And, uh, I think you rightfully pointed out that, uh, the banks do their due diligence, particularly in these highly regulated times, before they make a loan. And if they had a problem with the auditor, uh, they—and I’m sure they’d check out the auditor—they—the loans would not have been forthcoming. So, I think that is, uh, the proof is in the pudding.

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Um, uh, I do think this if I can just throw it out. Uh, you know, the timely, uh, demise of source capital, which, uh, was really the catalyst to bring this on, and clearly if FINRA was going to close down that shop, which has been around for years, uh, they had been trending towards that for months, and it had nothing to do with, uh, with the most recent underwriting that they did, you know, with the relationship you had because Finrow would have initiated any sort of inquiry, you know, months ago. So, there was no connection between their demise and your underwriting in my judgment.

Unidentified Man: Absolutely. So, he—absolutely. You are 100 percent correct. We had no information. We don’t know, and everything was done, uh, you know. SEC approved all the filings, NASDAQ and FINRA absolutely. So, uh, you know, we don’t know. We can’t control that [unintelligible].

Mr. Matthew Larson: Great. And just a couple more questions, then I’ll let somebody jump in here. Um, you, uh, you—I didn’t write it down. I’m sorry. You had mentioned that Ducon had participated on the, uh, underwriting and bought x amount of preferred. How much—how many shares?

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Mr. Saagar Govil: It was about, uh, 330,983 units.

Mr. Matthew Larson: Uh, I mean that’s a lot. I mean, uh, it’s—.

Mr. Saagar Govil: —Yep—.

Mr. Matthew Larson: —$3.3 million worth.

Mr. Saagar Govil: Yeah.

Mr. Matthew Larson: So, in a sense, you’ve got tremendous skin the game. Um, and I mean to me, that counts for quite a bit, all right, just for what it’s worth.

Unidentified Man: You know, Matthew, uh, if anybody suffered a loss, I have suffered a loss of over $10 million—.

Mr. Matthew Larson: —Sure—.

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Mr. Matthew Larson: I—and to me, that’s important, that, uh, if, uh, if shareholders are—if management’s fortunes are allied with shareholders, then that’s important. I mean one of the, uh, one of the points this, uh, blogger pointed out was that supposedly some shares were sold by you all, and, uh, they chose some arbitrary number of—you maybe got $7 for it, which would be, you know, almost top ticking the stock. And if the amount of shares that you sold were actually true, which you’ve pointed out the—is not, then you would have only made less than you’re down on this transaction.

So, I don’t really see how, uh, pumping the stock up benefitted your firm because you weren’t issuing any equity or issuing preferred, which is not even convertible. So, uh, you know, this just makes me think that, you know, the blogger is, uh, is looking for a quick hit. I did look at some of the other companies that he’s, uh, targeted, and most of them dropped and came right back, uh, one which is followed by our firm, uh, coincidentally, uh, and, uh, you know, has gone up 25 or 30 percent since he put out something a month ago.

I just—I’m throwing that out for anybody on the call, um, because a small company like yourself, which doesn’t have a significant amount of institutional ownership, uh, is more likely to succumb to selling from retail because you don’t have long-term holders, um, which leads me to my last question. Um, I see that recently a, uh, a—an institutional investor did, uh, file a 13-D, uh, Bard Associates. Uh, do you, uh—do they speak with you at all, or, uh—.

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Mr. Saagar Govil: —Absolutely—.

Mr. Matthew Larson: —Was it just a filing on their part as a passive investor?

Mr. Saagar Govil: No, we’ve talked to them. They’re, um, they’re a great, uh, you know, investment firm. And, um, yeah, they participated, you know, in the rights offering. And that’s how they, uh, you know, were—uh, became a significant holder.

Mr. Matthew Larson: Now I mean if they’re earnings were over 5 percent, that’s again fairly significant considering the, uh, the float is a lot less than the outstanding shares because you all, you know, control a, you know [unintelligible] the firm.

Unidentified Man: Yeah. Matthew, you are making sense. Matthew, you rightly said because we control such significant portion of the company. We could have easily issued more equity and raised the money. And we had a lot of offers for that.

Mr. Matthew Larson: Sure.

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Unidentified Man: But, we treat stock as a currency, and that’s why we issued preferred with a non-convertible preferred, okay? And because we did that, you know, that’s more of an obligation for us, actually.

Mr. Matthew Larson: All right. And this is absolutely the last question because I was meaning to call you all, uh, or somebody at—you know, who can answer for your firm, you know, before this whole thing, uh, occurred. The warrants, uh, they—somebody had mentioned to me that they are warrants that can’t be converted to stock, even though the strike price is I think $6.31. But, they have a cash conversion. Uh, and if that’s the case, who—how is a, uh, warrant holder compensated if the warrant is in the money, for example, at some point in the future? Hopefully it is, uh, as it was earlier. Uh, if you can’t convert it to the common, which allows you to price it with integrity, how are people—how is the market compensated, uh, for a warrant?

Unidentified Man: No, I think the warrants are convertible into common stock. So, I don’t follow your question.

Mr. Matthew Larson: I got it. I got it. Then I have my information wrong.

Unidentified Man: It’s a cash warrant.

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Mr. Matthew Larson: —So, if this—so, if the stock hopefully at some point is $7 in the future, all right, uh—.

Unidentified Man: —Yeah—.

Mr. Matthew Larson: —The warrant would be in the money at sensibly 69 cents. I could convert my warrant at $6.31, which would then go the company, and then I would be able to have—own stock that’s worth more than, you know, uh, than the current—than the conversion price.

Unidentified Man: Yeah. Exactly.

Mr. Matthew Larson: And then that’s—that gives the integrity to the warrant as something, uh, that’s, uh—has tradable value. All right. Listen, I won’t take any more time. Um, thank you very much, gentlemen. Um, I look forward to, you know, following your company and being involved in the future.

Mr. Saagar Govil: Yep. Thank you very much, Matt.

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Operator: Our next question comes from the line of Matthew Chaney [sp] with a private investor. Please go ahead with your question.

Mr. Matthew Chaney: Hi. Uh, thank you for taking my call. So, you guys recently issued a preferred as part of the, uh, the rights offering. I believe that preferred has, uh, a coupon coming up in March. Have you guys made a determination as to whether that coupon will be paid in cash or paid in kind?

Unidentified Man: We haven’t.

Mr. Saagar Govil: Yeah, not at this time.

Mr. Matthew Chaney: Okay. And then one following question, just to make sure I got my numbers right, you mentioned that Ducon took down about 333,000 of the units. That was 333,000 units worth about $3.3 million at time of issuance, not $300,000 worth of warrants—or sorry, worth of units, right?

Mr. Saagar Govil: Yeah, 3.3 million, that’s right.

Mr. Matthew Chaney: Uh, okay. Thank you.

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Operator: Our next question is from the line of Jeff Robertson [sp], private investor. Please go ahead with your question.

Mr. Jeff Robertson: Yes. Um, I’m—I know that you, um, converted, uh, roughly $3 million of debt into the 333,000 shares of the preferred units on the rights offering. And I know you guys own a lot of common stock. Did you exercise any of the rights that were distributed to you in the rights offering? There was no language in the prospectus that indicated whether you would be exercising or not.

Mr. Saagar Govil: No, we did not. We did not personally, um, exercise our right.

Mr. Jeff Robertson: So, since most of the shares were taken and one can assume that some of these, uh, individual investors oversubscribed?

Mr. Saagar Govil: That’s right.

Mr. Jeff Robertson: Okay, thank you.

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Operator: Thank you. Our next question comes from Patrick Oberhall [sp] with Flight Power [sp]. Please go ahead with your question.

Mr. Patrick Oberhall: Hey, guys, congrats on the quarter.

Mr. Saagar Govil: Thank you.

Unidentified Man: Thank you.

Mr. Patrick Oberhall: Um, I just had, uh, kind of one quick question, which was, uh, you know, if you look at kind of where your stock’s trading now, and I have that kind of around five times 40 EBITDA, and if you look at your recently issued press, which is yielding almost 20 percent, um, you know, why not use some of the proceeds and do a tender or a buyback of one or both of those securities? And wouldn’t that be the best use of capital both in terms of returns and in terms of sending a signal to the market? And then if—do you guys intend to do that? And if you don’t, uh, how can you justify that?

Mr. Saagar Govil: Well, Patrick, I think that’s a great question. And we look at that based on, um, how we can get the biggest return on that cash. So, you know, if there’s an opportunity to acquire another $50 million company at a very cheap price, um, comparable, um, then it makes sense, right? And so, uh, you know, when we pursued the rights offering, the intention was to continue using that to grow the company, not necessarily, um, as, uh, as a means to buy our own stock. However, um, you know, it certainly could depend on market conditions.

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And, uh, so, that’s—it’s never—it’s not off the table by any means. But, um, you know, we do look very closely at that. So, when we put money to work, we—we’re cognizant of that kind of a decision, for sure.

Mr. Patrick Oberhall: Uh, sure, and of course, it’s not all or nothing. So, I mean at this point you could buy back the [unintelligible] half the proceeds and still go do an acquisition. And again, there’s [unintelligible]—.

Mr. Saagar Govil: —That’s true, but—that’s true, but—okay. But, I think it’s also fine to know that, um, you know, we’ve grown this company, um, by issuing a lot of—you know, by issuing a lot of commercial debt. And, um, it’s been very cheap. And I think if we’re able to continue, um, you know, using that cash and spreading it out and using it over, um, a few different opportunities, um, it can go very far for us. So—but, you’re right. I mean we’ll certainly look at both options.

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Unidentified Man: Yeah, this is definitely a possibility because, uh, stock is currency for us. And, uh, we will look at that. That’s—definitely. But, we will also, as Saagar said, look at the options we have and, uh, how much can the company grow with the amount of cash? We know that acquisitions require a lot of cash. So, we’ll be looking at both of these things, yes, absolutely.

Mr. Patrick Oberhall: Okay. Thank you, guys.

Operator: Thank you. Our next question is from the line of Lydia Friedman [sp], a private investor. Please proceed with your question.

Ms. Lydia Friedman: Um, you know, I’m a small investor, and I just [unintelligible], and I just sold. So, uh, it looks like I don’t have a way to recover, um, probably. Hello?

Mr. Saagar Govil: Yes?

Ms. Lydia Friedman: So, what will do investors who just sold yesterday when they got this news? Do we have some way to recover or not?

Unidentified Man: I don’t know whether we can comment on that at this point.

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Mr. Saagar Govil: Unfortunately, I think we cannot. There’s—you know, we’re not able to give you any feedback on that.

Ms. Lydia Friedman: Okay, thank you. No [unintelligible].

Operator: Our next question is from the line of Arjun Reddi [sp], a private investor. Please proceed with your question.

Mr. Arjun Reddi: Hi, thank you. I’m another private investor, and I actually believed the story and wanted to wait till this conference call went through. Could you reiterate what the plan is to address, uh, not—I’m not asking you to address the accusations. But, Saagar, I think you touched on, uh, some plan at the front of the conference call. Um, if you would please just touch on that, and I think you also said that you’re intending to buy more shares on the open market.

Mr. Saagar Govil: That’s right. That’s right. I think, uh, you know, it’s clear that, um, due to legal reasons, I can’t really comment so much on the, uh, article itself, uh, based on counsel’s recommendation, um, and because we’re exploring, um, moving forward with litigation. However, um, you know, I think it’s clear that Aron and I, um, are big believers in this, um, company for the long term. And so, uh, as we’ve indicated, we are, um, planning to participate in, um, acquiring shares on the open market.

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Mr. Arjun Reddi: And, uh, could you again without touching on any specifics, what is the plan? Like, what is the [unintelligible] around your response to, you know, that article or just go out? Um, what is the plan?

Mr. Saagar Govil: Well, uh, Arjen, as far as I’m concerned, you know, we have not misrepresented anything. The entire article was—is really fabricated and false, uh, in every which way. And, uh, you know, we are, um, a fast-growing company. And, uh, we’re doing a lot of great things here. So, as far as we’re concerned, we’re going to—it’s business as usual. We’re going to continue doing what we’re doing, um, and continue to build our company. That’s really what our focus is. Um, you know, we’re—you know, what was, uh, put out yesterday was nonsense as far as we’re concerned. And, uh, and we’re going to address that with, um, with, uh, with our legal.

Unidentified Man: [Unintelligible].

Mr. Saagar Govil: Yep. With—outside of that, um, you know, we’re just going to continue to focus on building our business.

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Mr. Arjun Reddi: Okay. Thank you.

Operator: Our next question is from the line of Raj Akash [sp] with PHCL [sp]. Please proceed with your question.

Mr. Raj Akash: Yeah. Hi, Aron and Saagar. This is Raj Akash calling from the UK. Uh, congratulations on your phenomenal growth in Cemtrex. Uh, Saagar, in your recent, uh, new [unintelligible] 2017, you came [unintelligible] in the business media that Cemtrex is expanding [unintelligible] in India in the next 12 months’ time to come. You stated that you have got long-term plans of building a suite of products in this manufacturing plant will set the stage for your long-term success in the global strategy. My question to you is now, uh, [unintelligible] India is a rapidly growing entity. Will your expansion plans put the business of India [unintelligible] Ducon? Uh, how is it going to work with Cemtrex and Ducon? Will they work in tandem, or is it going to be two different entities, please?

Mr. Saagar Govil: I think, um, you know, as far as setting up the plant, um, you know, they’re—uh, you know, that’s a completely separate operation from Ducon. Um, but, uh, Ducon I think is involved with, uh, many different industries. However, I—you know, Aron would probably be the best person to sort of comment on Ducon India’s plans. Um, but, uh, as far as with Cemtrex goes, I think there is some opportunity there, um, with what they’re doing. But, you know, we have, uh, you know, tremendous access in that market already, um, without them. And so, we are planning to, you know, go and pursue that with the content that Cemtrex already has and, um, and, uh, so, you know that’s really the plan.

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And where and when that, you know, the company can support each other? You know, we’ll look at that for sure.

Mr. Raj Akash: Thanks a lot. Thanks, Saagar.

Operator: Our next question is from the line of Dennis Long [sp], a private investor. Please proceed with your question.

Mr. Dennis Long: Uh, thanks for taking my question. Uh, it, uh, centers on your banking relationships. Have any of these, uh, recent events triggered any covenant violations or anything that would disturb your present banking relationship?

Mr. Saagar Govil: No, not at all.

Unidentified Man: No.

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Mr. Dennis Long: Thank you.

Operator: Our next question is from the line of Elizabeth Palos [sp] with a private investor. Please go ahead with your question. Ms. Palos, your line’s open for questions. Our next question is from Kirash Vadi [sp], private invest. Please go ahead with your question.

Mr. Kirash Vadi: Hi, Saagar. I just had a question in regards to Ducon. The agreement, uh, on February 9th, can you clarify that please? That was, uh, 333,000 to preferred shares and warrants with, uh, cancelation of debt, or it was a purchase from Ducon?

Mr. Saagar Govil: It was a conversion of their note.

Mr. Kirash Vadi: So, it was basically clearing their debt?

Mr. Saagar Govil: That’s right.

Unidentified Man: Yes.

Mr. Kirash Vadi: Okay. Uh, thank you so much, gentlemen.

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Mr. Saagar Govil: No problem.

Operator: Thank you. Our next question is from the line of Dennis Vanak [sp] with Federated Securities. Please go ahead with your question.

Mr. Dennis Vanak: Yes, um, I’m just curious. Are your analyzers certified in this country, EPA certified?

Mr. Saagar Govil: Uh, yes, some of them are. Many of them are. That’s right.

Mr. Dennis Vanak: Oh. Okay.

Mr. Saagar Govil: They are.

Mr. Dennis Vanak: So, [unintelligible]—.

Mr. Saagar Govil: —Yeah. We comply with, um, you know, virtually any, uh, EPA for error monitoring. That’s right.

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Mr. Dennis Vanak: That’s what it means. So, okay. So—.

Mr. Saagar Govil: —Yeah—.

Mr. Dennis Vanak: —They are certified?

Mr. Saagar Govil: Yeah, most of them. Most of them.

Mr. Dennis Vanak: Most of them?

Mr. Saagar Govil: Our newest product has not been certified, but that’s—and we’re planning to get that done soon.

Mr. Dennis Vanak: Okay, great. Great. Thank you very much.

Mr. Saagar Govil: No problem.

Operator: Thank you. We have reached the end of time for today’s question-and-answer session. I will turn the floor back for closing remarks.

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Mr. Robert Haag: Thanks, everyone, for joining the call. In concluding, I would like to remind everyone that in this call, management’s prepared remarks may have contained forward-looking statements, which are subject to risks and uncertainties, and management may have made additional forward-looking statements during the question-and-answer session. Therefore, the company claims the protection of the Safe Harbor for forward-looking statements that are contained in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those contemplated by any forward-looking statements as a result of certain factors not limited to general economic and business conditions, competitive factors, changes in business strategy or development plan, the ability to attract and retain qualified personnel, as well as changes in legal and regulatory requirements. In addition, any projections as to the company’s future performance represent management’s estimates as of today, February 23rd, 2017. Cemtrex, um, Cemtrex assumes no obligation to update these projections in the future as the market conditions change.

Uh, recently, the company filed its 10Q with the SEC and issued a press release announcing the financial results. So, participants in this call who may not have already done so may wish to look at those documents as well as the summary of the results, uh, discussed on today’s call.

Today—today’s call may have included non-GAAP financial measures. When required, reconciliation to the most directly comparable financial measure calculated as presented in accordance with GAAP can be found in the quarterly filings at SEC.gov, which is also available at Cemtrex.com. I would like to thank all Cemtrex shareholders for their participation on today’s call and their support for the company. This concludes Cemtrex First Quarter 2017 Financial Call, and the company plans to be doing them every quarter going forward, as they said. Thank you very much, and have a great day. Bye-bye. Thank you.